Exhibit 21.1
SUBSIDIARIES OF
CAMBIUM LEARNING GROUP, INC. (Delaware)
December 31, 2010

Voyager Learning Company	Delaware
VSS-Cambium Holdings II Corp.	Delaware
VSS-Cambium Holdings, LLC	Delaware
VSS-Cambium Holdings IV, LLC	Delaware
Cambium Learning, Inc.	Delaware
Cambium Education, Inc.	Delaware
Kurzweil/Intellitools, Inc.	Delaware
LAZEL, Inc.	Delaware